Exhibit 6.2

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (this “Agreement”) is entered into as of August 17, 2026 (the “Grant Date”), by and between ZQ Platforms Inc., a Wyoming corporation (the “Company”), and Alex Mercer (the “Purchaser”).

1. Purchase and Sale of Shares.

The Company hereby issues and sells to the Purchaser, and the Purchaser hereby purchases from the Company, 3,600,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at a purchase price of $0.0001 per Share, for an aggregate purchase price of US $360.00, payable in cash on the Grant Date. The Shares are issued in a private transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

2. Vesting.

(a) The Shares shall vest as follows, subject to the Purchaser’s continuous service as an employee, officer or director of the Company (“Continuous Service”) through each applicable vesting date: twenty-five percent (25%) of the Shares (900,000 Shares) shall vest on the first anniversary of the Grant Date; and the remaining seventy-five percent (75%) of the Shares shall vest in thirty-six (36) equal monthly installments of 75,000 Shares on the same day of each month thereafter, such that all Shares shall be fully vested on the fourth anniversary of the Grant Date.

(b) Acceleration. If, within twelve (12) months following a Change of Control (as defined below), the Purchaser’s Continuous Service is terminated by the Company (or its successor) without Cause or by the Purchaser for Good Reason, then one hundred percent (100%) of the then-unvested Shares shall vest as of the date of such termination. “Change of Control” means the sale of all or substantially all of the Company’s assets, or a merger, consolidation or sale of securities following which the holders of the Company’s voting securities immediately prior thereto hold less than fifty percent (50%) of the voting power of the surviving entity; provided that a bona fide financing transaction shall not constitute a Change of Control. “Cause” and “Good Reason” have the meanings customarily given such terms, as reasonably determined by the Board.

3. Forfeiture of Unvested Shares.

Upon the termination of the Purchaser’s Continuous Service for any reason, all Shares that are unvested as of the date of termination shall be automatically forfeited and transferred back to the Company without payment of consideration (other than repayment of the par value purchase price allocable to such forfeited Shares), and the Purchaser shall execute such instruments as the Company may reasonably request to effect such transfer. As a condition to the issuance of the Shares, the Purchaser shall deliver to the Company an executed blank stock assignment to be held in escrow by the Company solely for the purpose of effecting any such forfeiture.

4. Transfer Restrictions; Rights.

(a) Unvested Shares may not be sold, transferred, pledged or otherwise disposed of. Vested Shares may be transferred only in compliance with the Securities Act and applicable state securities laws, and any transferee shall take such Shares subject to this Agreement.

(b) The Purchaser shall have all voting rights with respect to the Shares (whether vested or unvested) from and after the Grant Date, and shall be entitled to any dividends declared thereon, provided that dividends on unvested Shares shall be subject to the same vesting and forfeiture conditions as the underlying Shares.

5. Securities Law Matters.

(a) The Purchaser represents that the Purchaser is acquiring the Shares for investment for the Purchaser’s own account and not with a view to distribution, has had access to all information regarding the Company that the Purchaser has requested, and understands that the Shares are “restricted securities” that have not been registered under the Securities Act and must be held indefinitely unless subsequently registered or an exemption from registration is available.

(b) Each certificate or book-entry position representing the Shares shall bear customary legends referencing the restrictions under the Securities Act and this Agreement.

6. SECTION 83(b) ELECTION — IMPORTANT 30-DAY DEADLINE.

THE PURCHASER ACKNOWLEDGES THAT THE PURCHASER HAS BEEN ADVISED TO CONSULT A TAX ADVISOR REGARDING THE ADVISABILITY OF FILING AN ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE WITH RESPECT TO THE SHARES, AND THAT ANY SUCH ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN THIRTY (30) DAYS AFTER THE GRANT DATE. THE FILING OF ANY SUCH ELECTION IS THE PURCHASER’S SOLE RESPONSIBILITY. A FORM OF ELECTION IS ATTACHED AS EXHIBIT A.

7. Miscellaneous.

Nothing in this Agreement confers any right to continued employment or service. This Agreement constitutes the entire agreement of the parties with respect to the Shares, may be amended only in a writing signed by both parties, shall be governed by the laws of the State of Wyoming as to corporate matters and the State of Florida as to all other matters, and may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

ZQ PLATFORMS INC.

By: /s/ Rahul Malhotra

Name: Rahul Malhotra

Title: President

PURCHASER

/s/ Alex Mercer

Name: Alex Mercer

EXHIBIT A — FORM OF SECTION 83(b) ELECTION

Election Under Section 83(b) of the Internal Revenue Code. The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income for the current taxable year the excess of the fair market value of the property described below over the amount paid therefor. 1. Taxpayer: [name, address, SSN]. 2. Property: 3,600,000 shares of common stock of ZQ Platforms Inc., a Wyoming corporation. 3. Date of transfer: [Grant Date]; taxable year: 2026. 4. Restrictions: the shares are subject to forfeiture upon termination of the taxpayer’s continuous service in accordance with a vesting schedule. 5. Fair market value at transfer (determined without regard to lapse restrictions): $0.0001 per share ($360.00 aggregate). 6. Amount paid: $360.00. 7. A copy of this election has been furnished to the corporation. [Signature and date lines follow.]

EXHIBIT B — ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ZQ Platforms Inc., a Wyoming corporation (the “Company”), _____________ shares of common stock of the Company standing in the undersigned’s name on the books of the Company, and does hereby irrevocably constitute and appoint the Secretary of the Company as attorney-in-fact to transfer such shares on the books of the Company with full power of substitution. THIS ASSIGNMENT IS EXECUTED IN BLANK AND DELIVERED TO THE COMPANY PURSUANT TO SECTION 3 OF THE RESTRICTED STOCK PURCHASE AGREEMENT DATED AUGUST 17, 2026, AND MAY BE USED ONLY TO EFFECT THE FORFEITURE OF UNVESTED SHARES THEREUNDER.

/s/ Alex Mercer

Alex Mercer

Date: August 17, 2026